EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-208380) on Form S-8 of our report dated September 13, 2018, relating to the consolidated financial statements of Anchor Bancorp appearing in this Annual Report on Form 10-K of Anchor Bancorp for the year ended June 30, 2018.

/s/Moss Adams. LLP

Spokane, Washington
September 13, 2018